Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Vista Credit Strategic Lending Corp.
(Name of Issuer)

Vista Credit Strategic Lending Corp.
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$33,029,615.27(1)	0.01381%	$4,561.39 (2)
Fees Previously Paid
Total Transaction Valuation	$33,029,615.27 (1)
Total Fees Due for Filing			$4,561.39 (2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$4,561.39 (2)

(1) Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of November 30, 2025, of $19.55. This amount is based upon the offer to purchase up to 1,689,494.387 shares of common stock, par value $0.01 per share, of Vista Credit Strategic Lending Corp.

(2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.